Exhibit 10.21

AETRIUM SALES INCENTIVE PROGRAM

     In 2003, Aetrium initiated a sales incentive program for certain personnel participating in marketing and sales activities (Sales Personnel). Under the program, Sales Personnel are awarded per diem amounts for domestic travel outside their home state to customers, and for international business travel.